Exhibit 10.1

May 28, 2021
To:    Paula Singer
CEO, Walden
From:    Ivanie Bronson
VP, Human Resources & Chief Diversity Officer
Subject:    2021 Special Retention/Transaction Bonus
Dear Paula,
As a critical member of our team, you are a party to a Special Retention/Transaction Bonus, Equity Awards and Severance Policy Letter Agreement, signed April 13, 2020 (the “2020 Letter Agreement”). The 2020 Letter Agreement provides that (i) you are eligible to earn a Transaction Bonus if a sale of Walden closes by July 31, 2021 and (ii) if such a transaction does not close by July 31, 2021, then you are eligible to a Retention Bonus (equal to 50% of the Transaction Bonus). Capitalized terms not defined herein shall have the meanings given to them in the 2020 Letter Agreement.
The purpose of this letter agreement is to inform you that if the sale of Walden to Adtalem Global Education Inc. pursuant to the Membership Interest Purchase Agreement dated September 11, 2020 (the “Sale Transaction”) closes after July 31, 2021, you will be eligible to receive a cash transaction bonus equal to the remaining 50% of the Transaction Bonus ($172,125) (the “Second Bonus”) if you remain in good standing and actively employed with Walden University (the “Company”) through the Transaction Date (and have not given notice of your intent to resign from employment on or before the Transaction Date). Subject to your satisfaction of the foregoing, the Second Bonus will be paid to you within 30 days after the Transaction Date.
Other Terms
The bonus provided hereunder is targeted to critical positions and is confidential in nature. As part of accepting this letter agreement, you also agree to keep the terms of this letter agreement confidential. Should you fail to maintain this confidentiality, the Company may, in its discretion, declare your right to receive payment hereunder as forfeited. This letter agreement shall not be construed to otherwise alter the terms or conditions of your employment by the Company or any of its affiliates. Neither the execution of this letter agreement nor the award of the Second Bonus will be construed as entitling you to continued employment with the Company (or any affiliate of or successor to the Company) or otherwise interfere with the right of the Company (or any affiliate of or successor to the Company) to terminate your service at any time for any reason. The Second Bonus is a special incentive payment and shall not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company or its affiliates, unless such plan or agreement expressly provides otherwise. Any amounts payable under this letter agreement shall be less all withholdings and authorized deductions.
This letter agreement contains all of the understandings and representations between the Company and you relating to the bonus described herein and supersedes all prior and contemporaneous understandings and representations, both written and oral, with respect thereto. This letter agreement shall be construed in accordance with the laws of the State of Maryland without regard to conflicts-of-law principles. This letter agreement may be executed in one or more counterparts, all of which taken together will be deemed to constitute one and the same original.
Nothing in this letter agreement shall be construed to alter or amend the terms or conditions of the 2020 Letter Agreement.

Please sign in the space provided below to acknowledge your agreement and acceptance of the terms of this letter agreement and return this agreement to me no later than June 1, 2021.

Regards,

/s/ Ivanie Bronson

Ivanie Bronson
VP, Human Resources

Accepted: _/s/ Paula Singer___________ Date: _June 1, 2021______________
Paula Singer